Exhibit 10.8

FIFTH LEASE AMENDMENT

This FIFTH LEASE AMENDMENT (“Fifth Amendment”) is made this          day of                      2017, by and between T-C 888 BRANNAN OWNER LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to 888 Brannan LP) is the landlord and Tenant is the tenant under that certain Office Lease dated April 26, 2012 (the “Initial Lease”), as amended by that certain First Amendment to Lease dated as of December 10, 2013 (“First Amendment”), the Second Amendment to Office Lease dated May 29, 2014 (“Second Amendment”), Letter Agreements dated April 26, 2012, November 7, 2012 and October 16, 2014, the Third Amendment to Office Lease dated February 24, 2015 (“Third Amendment”), and the Fourth Amendment to Lease dated May 13, 2015 (“Fourth Amendment”) for premises consisting of (i) 31,099 RSF on 2nd floor of the Building, (ii) 24,100 RSF (including mezzanine space) on the ground floor of the Building, (iii) 97,507 RSF on the 3rd floor of the Building, (iv) 59,098 RSF on the 4th floor of the Building and (v) 12,933 RSF on the 5th floor of the Building (the “Current Premises”). As used herein the term “Amended Lease” shall mean the Initial Lease amended as described above and the term “Lease” shall mean the Amended Lease as further amended by this Fifth Amendment.

B. Pursuant to the Second Amendment Tenant leased the Ground Floor Expansion Premises and the Second Floor Expansion Premises (as each term is defined in the Second Amendment).

C. Pursuant to the Fourth Amendment, Tenant shall lease the Expansion Premises (as defined in the Fourth Amendment) as of the Expansion Commencement Date (as defined in the Fourth Amendment).

D. The parties desire to amend the Amended Lease to expand the Current Premises and make certain other modifications all as more fully set forth below.

E. Except as otherwise specifically defined herein all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT

In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties acknowledge and agree to the following:

1. Re-measurement of Second Floor Expansion Premises; Expansion Premises. The parties acknowledge and agree that the Second Floor Expansion Premises was re-measured and is deemed to be 30,120 RSF. For purposes of this Fifth Amendment, the Second Floor Expansion Premises and the Ground Floor Expansion Premises shall be collectively referred to herein as the “Second Amendment Expansion Space”. The parties acknowledge and agree that the Expansion Premises was re-measured and is deemed to be 25,941 RSF.

2. Expansion Space. That certain common area corridor located on the 2nd floor of the Building as depicted on the attached Exhibit A and consisting of approximately 2,309 RSF of space (“Corridor Space”), shall be added to the Current Premises on the Expansion Commencement Date. From and after the Expansion Commencement Date, (i) the “Premises” under the Lease shall consist of the

Current Premises, the Expansion Premises and the Corridor Space, which total approximately 252,008 RSF of space and (ii) Tenant’s Percentage Share shall be increased by Landlord to reflect the increased size of the Premises. Notwithstanding anything to the contrary in the Lease, Tenant’s lease of the Corridor Space shall be coterminous with Tenant’s lease of the Current Premises, which is currently set to expire on the Lease Expiration Date (i.e., December 31, 2026).

3. Base Rent.

(a) From and after the Expansion Commencement Date, Tenant shall pay to Landlord Base Rent for the Expansion Premises (25,941 RSF) and Corridor Space (2,309 RSF) as follows:

Time Period	Annual Base Rent	Monthly Base Rent	Annual per RSF
Expansion Commencement Date — 3/31/2018	$1,494,394.31	$124,532.86	$52.90
4/1/2018-3/31/2019	$1,539,226.09	$128,268.84	$54.49
4/1/2019-3/31/2020	$1,585,402.93	$132,116.91	$56.12
4/1/2020-3/31/2021	$1,632,965.04	$136,080.42	$57.80
4/1/2021-3/31/2022	$1,681,953.94	$140,162.83	$59.54
4/1/2022-3/31/2023	$1,732,412.61	$144,367.72	$61.32
4/1/2023-12/31/2023	$1,784,385.04	$148,698.75	$63.16
1/1/2024-12/31/2024	$1,837,916.53	$153,159.71	$65.06
1/1/2025-12/31/2025	$1,893,053.98	$157,754.50	$67.01
1/1/2026-12/31/2026	$1,949,845.69	$162,487.14	$69.02

(b) From and after the Expansion Commencement Date, Tenant shall pay to Landlord Base Rent for the Second Amendment Expansion Space (54,220 RSF) as follows:

Time Period	Annual Base Rent	Monthly Base Rent	Annual per RSF
Expansion Commencement Date — 1/11/2018	$3,106,209.63	$258,850.80	$57.29
1/12/2018-1/11/2019	$3,199,359.59	$266,613.30	$59.01
1/12/2019-1/11/2020	$3,295,328.93	$274,610.74	$60.78
1/12/2020-1/11/2021	$3,394,226.26	$282,852.19	$62.60
1/12/2021-1/11/2022	$3,496,051.34	$291,337.61	$64.48
1/12/2022-1/11/2023	$3,600,912.78	$300,076.06	$66.41
1/12/2023-12/31/2023	$3,708,973.33	$309,081.11	$68.41
1/1/2024-12/31/2024	$3,820,242.62	$318,353.55	$70.46
1/1/2025-12/31/2025	$3,934,849.75	$327,904.15	$72.57
1/1/2026-12/31/2026	$4,052,895.33	$337,741.28	$74.75

4. Delivery Date. Landlord shall deliver the Corridor Space to Tenant at the same time as Landlord delivers the Expansion Premises (as defined in the Fourth Amendment) and Tenant’s use, occupation and activities (including any work to be done by Tenant) shall be in full compliance with the terms of the Lease and Work Letter.

5. Expansion Improvement. Landlord shall deliver the Corridor Space to Tenant pursuant to the same terms and conditions required for the Expansion Premises in Section 6 of the Fourth

Amendment. Notwithstanding anything to the contrary contained in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Corridor Space and Tenant shall accept the Corridor Space in its presently existing “as-is” condition. For the avoidance of doubt, the Corridor Space shall be used to calculate the Tenant Improvement Allowance provided for in Section 6.3 of the Fourth Amendment provided that the Tenant Improvement Allowance applicable to the Corridor Space only will be equal to $25.00 per RSF of the Corridor Space (or $57,725.00). For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Current Premises, Expansion Space, Corridor Space and the Building have not undergone inspection by a Certified Access Specialist (CASp). In connection with Tenant’s improvement to the Corridor Space, Landlord will have the right to charge a construction supervision fee equal to $1.00 per RSF of the Corridor Space (i.e., $1,309.00).

6. Use. Tenant agrees that the Premises shall not be used for the use, growing, producing, processing, storing (short or long term), distributing, transporting, testing, or selling of cannabis, cannabis derivatives, or any cannabis containing substances (“Cannabis”), nor shall Tenant permit, allow or suffer, any of Tenant’s officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors and invitees to bring onto the Premises, any Cannabis. Without limiting the foregoing, the prohibitions in this paragraph shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both. Notwithstanding anything to the contrary, any failure by Tenant to comply with each of the terms, covenants, conditions and provisions of this paragraph shall automatically and without the requirement of any notice be a default that is not subject to cure, and Tenant agrees that upon the occurrence of any such default, Landlord may elect, in its sole discretion, to exercise all of its right and remedies under this Lease, at law or in equity with respect to such default.”

7. Notices; Address for Payment of Rent.

Landlord’s address for notices under the Lease shall be as follows:	Landlord’s address for payment of Rent under the Lease shall be as follows:

T-C 888 Brannan Owner LLC 560 Mission Street, 10th Floor San Francisco, CA 94105 Attn: Asset Management	T-C 888 Brannan Owner LLC c/o TIAA P.O. Box 740726 Los Angeles, CA 90074-0726

With a copy to:

T-C 888 Brannan Owner LLC 4675 MacArthur Court, Suite 1100 Newport Beach, CA 92660 Attn: Asset Management

8. OFAC Compliance.

(a) Certification. Tenant certifies, represent, warrants and covenants that:

(i) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) It is not engaged in this transaction , directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(b) lndemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Parties from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

9. Disability Access Obligations Notice and Access Information Notice. Landlord and Tenant acknowledge and agree that, prior to the mutual execution and delivery of this Fifth Amendment, Landlord and Tenant have executed a Disability Access Obligations Notice pursuant to San Francisco Administrative Code Chapter 38 in the form attached hereto as Exhibit B. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice in Tenant’s requested language in the form attached hereto as Exhibit C, and Tenant hereby confirms that Tenant’s requested language is English. Tenant hereby waives any and all rights it otherwise might now or hereafter have under Section 1938 of the California Civil Code and Chapter 38 of the San Francisco Administrative Code.

10. Landlord Liability. Tenant acknowledges that Landlord is a limited liability company formed under the laws of the State of Delaware. Under no circumstances whatsoever shall Landlord or Tenant ever be liable to the other for punitive, consequential or special damages arising out of or relating to this Lease, common law or by way of tort. Landlord and Tenant each waive any and all rights it may have to such damages arising out of or relating to this Lease, including, but not limited to, damages incurred as a result of Tenant’s or Landlord’s breach of or default under this Lease, and/or Tenant’s or Landlord’s breach of common law, tort or statutory duties owed to Landlord or Tenant, if any.

11. Brokers. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Fifth Amendment, other than CBRE who represents the Landlord. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant.

12. Entire Agreement. This Fifth Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Fifth Amendment.

13. Full Force and Effect. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the parties. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and to Tenant’s knowledge, Tenant has no current claim against Landlord for damages or offset of any type, except that Tenant and Landlord are currently engaged in as-yet-unresolved discussions regarding the proper allocation of responsibility for the cost of base Building mechanical/HVAC work performed in connection with the delivery of the portion of the Current Premises located on the second (2nd) floor of the Building.

14. Authority. Each party acknowledges that it has all necessary right, title and authority to enter into and perform its obligations under this Fifth Amendment, that this Fifth Amendment is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Fifth Amendment on behalf of such party are duly authorized and designated to do so, and that no other signatories arc required to bind such party.

15. Counterparts. This Fifth Amendment may be executed in one or more facsimile or pdf counterparts, each of which shall be deemed the original, but which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date set forth above.

LANDLORD: T-C 888 Brannan Owner LLC, a Delaware limited liability company

By:	/s/ Keith Awad

Name: Keith Awad
Title: Senior Director

Date:

TENANT: AIRBNB, INC., a Delaware corporation

By:	/s/ David C. Bernstein

Name: David C. Bernstein
Title: Chief Accounting Officer
Date:	14 June 2017

EXHIBIT A

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE, CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the following property located at 888 Brannan Street, San Francisco, California (the “Property”), please be aware of the following important information about the lease:

You May Be Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the lease Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

By signing below I confirm that I have read and understood this Disability Access Obligation Notice.

LANDLORD:
T-C 888 Brannan Owner LLC, a Delaware limited liability company

By:
Name:
Title:
Date:

TENANT:
AIRBNB, INC., a Delaware corporation

By:	/s/ David C. Bernstein
Name:	David C. Bernstein
Title:	Chief Accounting Officer
Date:	20 June 2017

EXHIBIT C

SAN FRANCISCO SMALL BUSINESS COMMISSION’S

ACCESS INFORMATION NOTICE

[ATTACHED]